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                                                                    Exhibit 3.46

                       LIMITED LIABILITY COMPANY AGREEMENT

                              PJC Essex Realty LLC

     The undersigned, as the Sole Member of PJC Essex Realty LLC, a Delaware limited liability company (the "LLC"), does hereby enter into this Limited Liability Company Agreement, effective as of the 26th day of August, 2003.

                                       I.
                                Place of Business

     The principal place of business of the LLC shall be 50 Service Avenue, Warwick, RI 02886 or such other address to which the business may from time to time be moved with the approval of the Members. The resident agent of the LLC shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware.

                                       II.
                               Duration of the LLC

     The LLC shall commence upon the filing of its Certificate of Formation with the Secretary of State of Delaware, and shall continue in existence perpetually unless terminated sooner by operation of law or by agreement between the parties.

                                      III.
                                     Purpose

     The purpose of the LLC shall be to acquire the real property and all buildings and improvements thereon commonly known as 4 Main Street, Essex, Connecticut, and to engage in any other lawful activity.

                                       IV.
                                     Members

     The names and addresses of each of the Members of the LLC are set forth on Schedule A, annexed hereto and made a part hereof. Additional members may be added to the composition of the LLC upon the unanimous consent of the Members. For the purposes of this Limited Liability Company Agreement, the term Member or Members, whether in the singular or plural, shall refer to those Members or a Member, as the case may be, from time to time set forth on Schedule A.

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                                       V.
                   Membership Interests; Capital Contributions

     The interest of each of the Members in the LLC is set forth on Schedule A, annexed hereto and made a part hereof. The agreed value of the initial capital contribution to the LLC on behalf of each Member is set forth on Schedule A. The Members of the LLC and their interests in the profits, losses and distributions from the LLC are set forth on Schedule A.

                                       VI.
                        Additional Capital Contributions

     The Members may but are not required to contribute in proportionate amounts any additional capital deemed necessary for the operation of the LLC.

                                      VII.
                 Division of Profits, Losses, and Distributions

     All profits, losses and distributions of the LLC shall be allocated among the Members based on their interests in the LLC as set forth on Schedule A. A separate capital account shall be maintained for each Member. No Member shall make any withdrawals from capital without prior approval of the LLC. If the capital account of the Member becomes impaired, his share of subsequent LLC profits shall be first credited to his capital account until that account has been restored.

                                      VIII.
                        Decisions and Actions of the LLC

     All decisions and actions of the Members and of the LLC shall be decided by the consent of the Members owning a majority of the interests set forth on Schedule A in the LLC at meetings regularly called with notice to all Members or by means of written consent of the Members owning a majority of the interests set forth on Schedule A in the LLC with notice to or waiver of notice from all Members.

                                       IX.
                               Costs and Expenses

     No Member shall be separately compensated on a salaried basis for services performed in carrying out the purpose of the LLC. No salaries or individual compensation shall be otherwise payable, without the consent of the LLC, for the normal management of the LLC, although the LLC may from time to time employ one or more persons at a designated salary.

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                                       X.
                                   Management

          The business of the LLC shall be managed by and be under the authority of its Members.

                                       XI.
                                     Banking

     All funds of the LLC shall be deposited in its name in such checking account or accounts as shall be designated by the Members. All withdrawals therefrom are to be made upon checks which must be signed by the Members or a representative or representatives designated by the Members.

                                      XII.
                                      Books

     The LLC books shall be maintained at the offices of the LLC and each Member shall have access thereto.

                                      XIII.
                                    Insurance

     During the course of the term for which this LLC is formed, the LLC shall carry such insurance as deemed appropriate by the Members.

                                      XIV.
                              Voluntary Termination

     The LLC may be dissolved at any time by agreement of the Members, in which event the Members shall proceed with reasonable promptness to liquidate the LLC. Upon dissolution, the assets of the LLC shall be distributed as provided in the Delaware Limited Liability Company Act.

                                       XV.
                                  Distributions

     Prior to dissolution, distributions to the Members shall be made in such amounts and at such times as the Members shall determine.

                                      XVI.
                                   Amendments

     This Limited Liability Company Agreement may be altered, amended, restated or repealed and a new Limited Liability Company Agreement may be adopted by the consent of the Members of the LLC.

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     IN WITNESS WHEREOF, the undersigned has hereunto set its hand the day and year first above written.


                                      PJC Special Realty Holdings, Inc., Member

                                      By: /s/ [ILLEGIBLE]
                                         ---------------------------------------

                                      Its: [ILLEGIBLE]
                                          --------------------------------------

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                                   SCHEDULE A

                         MEMBERS AND CAPITAL CONTRIBUTED

Name and Address        Property Contributed            Membership Interest
PJC Special Realty
Holdings, Inc.               $   100.00                         100%
50 Service Avenue
Warwick, RI 02886

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